Exhibit 99.1

Investor/Press Contact:	Company Contact:
Marge Boccuti	Howard M. Sipzner
Manager, Investor Relations	EVP & CFO
Brandywine Realty Trust	Brandywine Realty Trust
610-832-7702	610-832-4907
marge.boccuti@bdnreit.com	howard.sipzner@bdnreit.com
Brandywine Realty Trust Announces Completion of Tender Offer by
Brandywine Operating Partnership LP for its 4.50% Notes due 2009
RADNOR, PA, August 14, 2009 — Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), has accepted for purchase $47,601,000 of its 4.50% Guaranteed Notes due November 1, 2009 (the “Notes”) which were validly tendered pursuant to its previously announced cash tender offer for the Notes (the “Tender Offer”). The Notes accepted for purchase will be cancelled and represent 31.7% of the $150,151,000 principal amount of the Notes outstanding prior to the Tender Offer. The Tender Offer expired at 5:00 p.m., New York City time, on Thursday, August 13, 2009. Payment for Notes purchased pursuant to the Tender Offer was made on Friday, August 14, 2009 (the “Payment Date”).
The consideration paid for each $1,000 principal amount of Notes accepted under the Tender Offer was $1,004.00 plus accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the Payment Date. The aggregate consideration paid by the Operating Partnership for the Notes accepted for payment including accrued and unpaid interest was $48,404,266.91 which was funded under the Company’s unsecured revolving credit facility and from available cash on hand. Following the completion of the Tender Offer, $102,550,000 of the Notes remain outstanding.
The Tender Offer was made pursuant to the Operating Partnership’s Offer to Purchase dated August 6, 2009 and the related Letter of Transmittal. Wells Fargo Securities acted as Lead Dealer Manager for the Tender Offer. Citi and Deutsche Bank Securities served as Co-Dealer Managers for the Tender Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.
About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops and manages a primarily Class A, suburban and urban office portfolio aggregating approximately 37.3 million square feet, including 26.1 million square feet which it currently owns on a consolidated basis. For more information, visit our website at www.brandywinerealty.com.
Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

555 East Lancaster Avenue, Suite 100, Radnor PA 19087	Phone: (610) 325-5600 • www.brandywinerealty.com